Exhibit (a)(1)(K)

ANTITRUST CLEARANCE RECEIVED

FROM CANADIAN COMPETITION BUREAU

FOR GEORGIA-PACIFIC TENDER OFFER

WICHITA, Kan – Nov. 25, 2005 – Koch Industries, Inc. today announced that on Wednesday the Canadian Competition Bureau issued an advance ruling certificate in connection with the previously announced tender offer by Koch Industries’ indirect wholly-owned subsidiary, Koch Forest Products, Inc., for all outstanding shares of Georgia-Pacific Corporation (NYSE:GP) at a price of $48.00 net per share in cash.

The issuance of this advance ruling certificate satisfies the condition to the tender offer related to Canadian competition law approvals. The tender offer remains subject to certain other conditions as described in the Offer to Purchase.

About Georgia-Pacific

Headquartered at Atlanta, Georgia-Pacific is one of the world’s leading manufacturers and marketers of tissue, packaging, paper, building products and related chemicals. With 2004 annual sales of approximately $20 billion, the company employs 55,000 people at more than 300 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft ‘n Gentle®, Mardi Gras®, Vanity Fair® and Lotus®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific’s building products manufacturing business has long been among the nation’s leading supplier of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

About Koch Industries

Koch Industries, Inc., based in Wichita, Kan., (www.kochind.com), owns a diverse group of companies engaged in trading, operations and investments worldwide, including a presence in 50 countries in such core industries as trading, petroleum, chemicals, energy, fibers, fertilizers, pulp and paper, ranching, securities and finance.

-XXX-

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a Tender Offer Statement on Schedule TO (including the Offer to Purchase, Letter of Transmittal and other related tender offer materials) filed by Koch Forest Products and Koch Industries with the SEC on November 17, 2005. In addition, on November 17, 2005, Georgia-Pacific filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. The Tender Offer Statement (and related materials) and the Solicitation/Recommendation Statement contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials may be obtained for free upon request to Georgeson Shareholder Communications Inc., the information agent for the tender offer, at 17 State Street, 10th Floor, New York, New York 10004, by calling toll free at (888) 867-6856. In addition, all of those materials (and all other offer documents filed with the SEC) are available for free on the SEC’s website at www.sec.gov.

FORWARD-LOOKING STATEMENTS: Any statements made regarding the proposed transaction between Koch Industries, Inc. and Georgia-Pacific Corporation, the expected timetable for completing the transaction, successful integration of the business, benefits of the transaction, earnings, the maintenance of Georgia-Pacific’s headquarters in Atlanta and any other statements contained in this news release that are not purely historical fact are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management’s beliefs, certain assumptions and current expectations. These statements may be identified by their use of forward-looking terminology such as the words “expects,” “projects,” “anticipates,” “intends” and other similar words. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions and the satisfaction of the conditions to closing of the proposed transaction. For a more complete discussion of certain of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, the discussion of risks and uncertainties in the Georgia-Pacific 2004 10-K and other SEC filings. The forward-looking statements contained in this news release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

Contacts:

Georgia-Pacific Corp.	Koch Industries, Inc.
Sheila Weidman – (404) 652-6322	Mary Beth Jarvis (316) 828-3756
Robin Keegan – (404) 652-4713